                                             Survivorship Variable Universal Life
                                                  Prospectus Filing May 2005

                 Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, how charges against sub-account assets were deducted the from annual investment returns of the sub-accounts

                 Hypothetical Gross Annual Investment Return                         6.00%
                 less       Arithmetic Average of
                            Total Contractual Porfolio Expenses            -         0.83%
                 less       Guaranteed
                            Mortality and Expense Fee                      -         0.90%
                                                                                  ---------
                 Fund Crediting Rate (Net Annual Investment Rate)          =         4.27%

                           Survivorship Variable Universal Life
                                 Prospectus Filing May 2005

Male        Preferred           Nonsmoker      Age 57                   Fixed Insurance Amount
Female      Preferred Best      Nonsmoker      Age 53                   CVAT
                                                                        Maximum Charges
Face:                 1,000,000                                         Assume Annual Payment of 10,000 in all years
                                                                        Hypothetical Annual Return of 6% Gross,  4.27% Net

Policy --- Year 5
                                     (0a)         (0b)         (1)          (2)         (3)        (3a)         (4)          (5)        (5a1)       (5a)         (6)           (7)          (8)          (9)          (10)         (11)        (12)          (13)              (14)
                                     BOP           BOP                                  Per                     Per        Montly      Monthly       AV                       Total                     Total          EOP                      EOP           EOP              EOP
                                   Contract       Accum      Premium    Per Policy    Premium    Invested      $1,000       Cost        Sales      Before      Monthly      Contract     Surrender      Cash          Basic      Corridor    Corridor        Death            Accum
   Month           YEAR              Fund         Prems        Paid        Loads       Loads      Premium       Load       Of Ins       Load      Interest     Interest       Fund        Charges    Surr Value        DB         Factor        DB         Benefits         Prems Paid

      1                   5         28,891     44,163        10,000          10       1,950       8,040          100       61.04        0.00      36,770       128.35        36,899       8,000        28,899     1,000,000        3.10     114,386       1,000,000           54,340
      2                   5         36,899     54,340             -          10           -         (10)         100       61.04        0.00      36,728       128.20        36,856       8,000        28,856     1,000,000        3.10     114,253       1,000,000           54,518
      3                   5         36,856     54,518             -          10           -         (10)         100       61.05        0.00      36,685       128.05        36,813       8,000        28,813     1,000,000        3.10     114,120       1,000,000           54,697
      4                   5         36,813     54,697             -          10           -         (10)         100       61.05        0.00      36,642       127.90        36,770       8,000        28,770     1,000,000        3.10     113,986       1,000,000           54,876
      5                   5         36,770     54,876             -          10           -         (10)         100       61.05        0.00      36,599       127.75        36,726       8,000        28,726     1,000,000        3.10     113,852       1,000,000           55,055
      6                   5         36,726     55,055             -          10           -         (10)         100       61.05        0.00      36,555       127.60        36,683       8,000        28,683     1,000,000        3.10     113,717       1,000,000           55,236
      7                   5         36,683     55,236             -          10           -         (10)         100       61.06        0.00      36,512       127.45        36,639       8,000        28,639     1,000,000        3.10     113,582       1,000,000           55,416
      8                   5         36,639     55,416             -          10           -         (10)         100       61.06        0.00      36,468       127.29        36,596       8,000        28,596     1,000,000        3.10     113,446       1,000,000           55,598
      9                   5         36,596     55,598             -          10           -         (10)         100       61.06        0.00      36,424       127.14        36,552       8,000        28,552     1,000,000        3.10     113,310       1,000,000           55,780
     10                   5         36,552     55,780             -          10           -         (10)         100       61.07        0.00      36,381       126.99        36,508       8,000        28,508     1,000,000        3.10     113,173       1,000,000           55,963
     11                   5         36,508     55,963             -          10           -         (10)         100       61.07        0.00      36,336       126.83        36,463       8,000        28,463     1,000,000        3.10     113,036       1,000,000           56,146
     12                   5         36,463     56,146             -          10           -         (10)         100       61.07        0.00      36,292       126.68        36,419       8,000        28,419     1,000,000        3.10     112,899       1,000,000           56,330

( 0a)       BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)       BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)        Premium paid  = $10,000

(2)        Per Policy load = $10 per month.

(3)        Per PremiumLoad = Sales/Admin/Tax  = 19.5% of premium paid

(4)        Per $1,000 load  -   $0.1 per month per 1,000 of insurance amount

(5)        Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday  frazierized second-to-die qx

(6)        Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.27 % is the net crediting interest rate.

(7)        Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)        Surrender Charges = charged per unit of face amount =  Face amount/1000 * $8.00/1000 = $8,000 for duration 5

(9)        Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5  = (7) - (8)

(10)        EOP Basic DB - End Of Period Death Benefit = face amount

(11)        Corridor factor  - cash value accumulation corridor factor for joint equal age of  55

(12)        EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13)        EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)        EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5